1585 BROADWAY NEW YORK, NY 10036-8293

Date:	July 2, 2012

To:	TILES Trust 2005-1 (“Party B”)	From:	Morgan Stanley Capital Services LLC (“Party A”)

Attn:	Thais Hayum U.S. Bank National Association TILES Trust No. 2005-1	Contact:	Derivatives Client Services Group

Fax:	312-332-7992	Fax:	646-202-9190

Tel:	312-332-7489	Tel:	212-761-2996

Email:	Thais.hayum@usbank.com

BY FACSIMILE AND EMAIL

Re: Early Termination Date for Interest Rate Swap MS Reference Number SQ9Y7 (the “Transaction”)

Original Effective Date:                                                       January 6, 2006

Original Notional Amount:                                                 USD 20,000,000

Remaining Notional Amount:                                            USD 12,050,000

We refer to the 1992 ISDA Master Agreement (Multicurrency-Cross Border) dated as of January 6, 2006, as amended and supplemented from time to time, including the Schedule and the Confirmation thereunder, each of even date therewith (the “Agreement”), between you and us.  Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement or in the Trust Agreement for Party B referred to in the Agreement and the Confirmation thereunder of even date with the Agreement.

JPMorgan Chase & Co., the Underlying Security Guarantor, has announced that an early redemption in full of the Underlying Securities will occur on July 12, 2012.  An early redemption of the Underlying Securities constitutes an Additional Termination Event pursuant to Part 1(f)(ii) of the Schedule, for which the Trust is the Affected Party.  In order to arrange for the prompt and orderly calculation of the amount to be paid under Section 6(e) of the Agreement, Party A hereby irrevocably notifies the Trust as follows:

(i)  Party A designates July 12, 2012, as an Early Termination Date of the Transaction, with such notice and designation of an Early Termination Date to become effective pursuant to Section 6(b)(iv) of the Agreement subject to and immediately upon redemption of the Underlying Securities; and

(ii) Party A will determine the amount payable under Section 6(e)(i)(3) of the Agreement on or as soon as reasonably practicable after the Early Termination Date of the Transaction.

Party A will provide the Trustee with a notice setting forth the amount payable and other information required pursuant to Section 6(d)(i) of the Agreement.  In accordance with Section 6(d)(ii) of the Agreement, such amount will be payable two Local Business Days after receipt of such notice.

Sincerely,

MORGAN STANLEY CAPITAL SERVICES LLC BY: /s/ Joshua Schanzer Name: Joshua Schanzer Title: Vice President